Exhibit 99.1

CONTACTS:

(Media):	Tony Lentini (713/296-6227)

(Investors):	Robert Dye (713/296-6662)
Dave Higgins (713/296-6690)

(Web site):	http://www.apachecorp.com
FOR IMMEDIATE RELEASE
APACHE CLOSES $1 BILLION ACQUISITION
OF 28 ANADARKO PERMIAN FIELDS
     Houston, March 29, 2007—Apache Corporation (NYSE, NASDAQ: APA) reported today’s closing on the previously announced $1 billion acquisition of controlling interest in 28 producing oil and natural gas fields on more than 218,000 gross acres (approximately 143,000 net acres) with over 300 drilling locations in the Permian Basin of West Texas from Anadarko Petroleum Corporation (NYSE: APC).
     Apache will book net reserves of 70 million barrels of oil equivalent (57 million barrels of oil and 78 billion cubic feet of natural gas); net daily production from the fields is estimated at 9,000 barrels of oil and 19 million cubic feet of gas. The acquisition adds 31 percent to the company’s existing Permian oil production and 24 percent to its gas production in the basin.
     “These assets fit well with our existing Permian Basin position and their long reserve life provides further balance for Apache’s worldwide portfolio,” said G. Steven Farris, president, chief executive and chief operating officer.
     The effective date of the transaction is March 29, 2007.
     Most of the asset value is concentrated in eight operated fields comprising 81 percent of the proved reserves and 72 percent of the net production.
     Apache is funding the acquisition with debt; after the transaction, the company’s debt remains less than 30 percent of total capitalization.
     Apache Corporation discovers and produces oil and natural gas in the United States, Canada, the United Kingdom North Sea, Egypt, Australia and Argentina.
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     This news release contains certain “forward-looking statements” as defined by the Private Securities Litigation Reform Act of 1995 including, without limitation, expectations, beliefs, plans and objectives regarding Apache’s reserves and production. Any matters that are not historical facts are forward-looking and, accordingly, involve estimates, assumptions and uncertainties. There is no assurance that Apache’s expectations will be realized, and actual results may differ materially from those expressed in the forward-looking statements. The press release also discusses probable and possible reserves, which are categories not recognized for purposes of Apache’s filings with the Securities Exchange Commission.